NELLCOR                                                 NEWS RELEASE

                                                        Contact:  Michael Downey
                                                                  510/463-4000



                      NELLCOR REPORTS RECORD FOURTH QUARTER
                              AND YEAR-END RESULTS


PLEASANTON, CA (JULY 27, 1995): Nellcor Incorporated (NASDAQ:NELL) today reported record revenue of $264.0 million for the fiscal year ended July 2, 1995, a 12 percent increase over revenue of $235.0 million reported last year. Net income for fiscal 1995 was $37.2 million, $2.20 per share, a 30 percent increase over net income of $28.6 million, $1.70 per share, for the same period a year ago, which excludes the effect of two fiscal 1994 litigation settlements. Including the net after-tax effect of these settlements of $8.0 million, ($0.48) per share, fiscal 1995 net income increased 81 percent over net income of $20.6 million, $1.22 per share, for fiscal 1994.

Revenue for the fourth quarter of fiscal 1995 was a record $73.3 million, a 13 percent increase over revenue of $65.1 million reported for the fourth quarter of last year. Net income for the fourth quarter of fiscal 1995 was $11.8 million, $0.69 per share, a 36 percent increase over net income of $8.7 million, $0.52 per share, reported for the same period last year, excluding the $9.2 million, ($0.55) per share, after-tax effect of a fourth quarter fiscal 1994 litigation settlement paid by Nellcor.

Fiscal 1995 revenue growth reflects strong performance across the company's international and home care markets. International revenue grew 42 percent during



                                    - more -

--------------------------------------------------------------------------------
Nellcor Incorporated            4280 Hacienda Dr.          Phone: (510) 453-4000
                              Pleasanton, CA  94588          Fax: (510) 463-4450

NELLCOR REPORTS RECORD FOURTH QUARTER AND YEAR-END RESULTS
PAGE TWO


fiscal 1995 to $59.9 million from $42.1 million for the same period last year as a result of higher sales of oximetry sensors, OEM modules, and the first two modules of the NELLCOR SYMPHONY-TRADEMARK- monitoring system. Favorable foreign currency exchange rates accounted for 10 percentage points of the international revenue growth for the year.

International unit sales of OEM oximetry modules increased over 65 percent from the prior year. With the recent addition of four new OEM customers, Nellcor now has OEM and licensing agreements with 40 medical systems and monitor manufacturers worldwide. In addition, the first two modules of the NELLCOR SYMPHONY monitoring system, the N-3000 pulse oximeter and N-3100 noninvasive blood pressure monitor, have been well-received in the marketplace. Sales of the NELLCOR SYMPHONY monitoring system began internationally in September 1994 and in the U.S. in May 1995, following receipt of clearance from the U.S. Food and Drug Administration (FDA).

Revenue from Nellcor's home health care business, EdenTec, increased over 55 percent during fiscal 1995. The increase was due primarily to higher sales of diagnostic recording devices and apnea monitors. EdenTec's results also reflect sales of Pierre Medical, a French manufacturer of respiratory products, subsequent to its acquisition by EdenTec in May 1995.


                                    - more -

NELLCOR REPORTS RECORD FOURTH QUARTER AND YEAR-END RESULTS
PAGE THREE


The growth in fiscal 1995 net income over fiscal 1994 reflects higher revenue and gross profit as well as continued control over operating expenses, which declined 2 percentage points to 40 percent of revenue. Operating activities provided positive cash flows of approximately $55.7 million during the year. Including the effect of significant share repurchases made prior to March 1995, and the acquisition of Pierre Medical, cash and marketable securities increased $19.0 million to $140.7 million.

In other developments during the quarter, the company filed an application for an Investigational Device Exemption (IDE) with the FDA for the N-400 fetal oximeter. Clinical trials, which will evaluate the N-400 as a tool to reduce Cesarean sections, are expected to begin by the end of the calendar year. The product has been sold under a limited marketing program in major European countries since September 1994.

As reported earlier this month, the U.S. Federal District Court in Delaware issued a decision in favor of Nellcor, affirming the validity of four key oximeter and sensor technology patents. The ruling further stipulated that these patents would be infringed if Ohmeda Inc., a subsidiary of BOC Health Care Inc., sold either its adult or neonatal OxyTip sensors for use with non-Ohmeda monitors. BOC Health Care had filed the suit in December 1992, seeking a declaratory judgment that Nellcor's patents were invalid and would not be infringed.


                                    - more -

NELLCOR REPORTS RECORD FOURTH QUARTER AND YEAR-END RESULTS
PAGE FOUR


As announced earlier this week, Nellcor and Puritan-Bennett Corporation have mailed their Joint Proxy Statement/Prospectus for their respective meetings of stockholders scheduled for August 24, 1995 to approve the merger of the two companies. The merger will create the world's premier respiratory products company, providing a comprehensive line of products to monitor, diagnose and treat patients with respiratory difficulties across the entire continuum of care.

Nellcor Incorporated, founded in 1981, designs, manufactures, and markets high-performance monitoring equipment, sensors and accessories for patient safety and management throughout the hospital, in emergency care and in the home. Nellcor is the leading producer of pulse oximeters used in hospitals for the continuous measurement of patient oxygen status. Nellcor's line of oximetry sensors is the broadest in the medical equipment industry, and includes both adhesive and reusable sensors as well as a sensor recycling program.


                                       ###

                               (TABLES TO FOLLOW)

PAGE FIVE


                              NELLCOR INCORPORATED

                    Summary Consolidated Statement of Income
                    (In thousands, except per share amounts)
                                   (Unaudited)


                                                          For the Three               For the Twelve
                                                           Months Ended                 Months Ended
                                                   ------------------------      ------------------------
                                                     July 2,        July 3,        July 2,        July 3,
                                                      1995           1994           1995           1994
                                                   ---------      ---------      ---------      ---------
Net revenue                                        $  73,274      $  65,065      $ 264,040      $ 234,972

Gross profit                                          46,172         39,701        160,859        141,266

Research and development                               7,293          6,664         27,225         23,980

Selling, general and administrative                   21,271         19,740         79,289         73,935

Restructuring charges                                      0              0              0            500

Income from operations                                17,608         13,297         54,345         42,851

Other income, net                                      1,366            872          5,602          3,147

Litigation settlements                                     0        (15,000)             0        (13,000)

Income (Loss) before taxes                            18,974           (831)        59,947         32,998

Provision for income taxes                             7,209           (321)        22,782         12,441

Net Income (Loss)                                     11,765           (510)        37,165         20,557
                                                   ---------      ---------      ---------      ---------

Net income per common and
  common equivalent share before
  effect of litigation settlements                 $     .69      $     .52      $    2.20      $    1.70

Effect of litigation settlements                           -           (.55)             -           (.48)
                                                   ---------      ---------      ---------      ---------

Net income per common and
  common equivalent share                          $     .69      $    (.03)     $    2.20      $    1.22

Common and common
  equivalent shares used in
  the calculation of income
  per share                                           17,155         16,877         16,923         16,843

PAGE SIX


                              NELLCOR INCORPORATED

                       Summary Consolidated Balance Sheet
                                 (In thousands)
                                   (Unaudited)




                                                          July 2,        July 3,
                                                           1995           1994
                                                         --------       --------
ASSETS

Current assets:
  Cash and marketable securities                         $140,681       $121,833
  Accounts receivable                                      44,304         34,308
  Inventories                                              31,446         27,238
  Prepaids and other current assets                         6,936          5,231
                                                         --------       --------
    Total current assets                                  223,367        188,410

Property and equipment, net of
  accumulated depreciation                                 35,813         34,172

Other assets and goodwill,
  net of accumulated amortization                          35,289         15,566
                                                         --------       --------
                                                         $294,469       $238,148
                                                         --------       --------
                                                         --------       --------

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                       $ 20,697       $ 14,229
  Accrued liabilities                                      28,640         17,784
  Income taxes payable                                      3,207          1,570
                                                         --------       --------
    Total current liabilities                              52,544         33,583

Deferred income taxes                                         868            452

Long-term obligations                                         336              0

Stockholders' equity                                      240,721        204,113
                                                         --------       --------
                                                         $294,469       $238,148
                                                         --------       --------
                                                         --------       --------


                                       ###